Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of sanofi-aventis relating to the Sanofi-Aventis U.S. Savings Plan, the Sanofi-Aventis Puerto Rico Savings Plan, the Sanofi Pasteur Savings Plan, and the Sanofi-Aventis Hourly Employees’ Savings Plan, of our reports dated March 28, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of sanofi-aventis included in its annual report under Form 20-F for the year ended December 31, 2006.

Ernst & Young Audit

Represented by Gilles Puissochet

Paris-La Défense, France

July 31, 2007